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                     January 30, 2023

       Larry Zhang
       Principal Financial Officer
       CASI Pharmaceuticals, Inc.
       9620 Medical Center Drive
       Suite 300
       Rockville, MD 20850

                                                        Re: CASI
Pharmaceuticals, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Form 10-Q for the
Interim Period Ended September 30, 2022
                                                            File No. 000-20713

       Dear Larry Zhang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences